Exhibit 21

SUBSIDIARIES OF SUMMIT MATERIALS, INC.

SUBSIDIARIES OF SUMMIT MATERIALS, LLC

(as of February 28, 2017)

Name	Jurisdiction of Incorporation or Organization
Alleyton Resource Company, LLC	Delaware
Alleyton Services Company, LLC	Delaware
American Materials Company, LLC	North Carolina
Austin Materials, LLC	Delaware
B&B Resources, Inc.	Utah
Bourbon Limestone Company	Kentucky
Boxley Materials Company	Virginia
Buckhorn Materials, LLC	South Carolina
Colorado County Sand & Gravel Co., L.L.C.	Texas
Con-Agg of MO, L.L.C.	Missouri
Concrete Supply of Topeka, Inc.	Kansas
Continental Cement Company, L.L.C.	Delaware
Cornejo & Sons, L.L.C.	Kansas
Elam Construction, Inc.	Colorado
Everist Materials, LLC	North Dakota
Green America Recycling, LLC	Missouri
Hamm, Inc.	Kansas
H.C. Rustin Corporation	Texas
Hinkle Contracting Company LLC	Kentucky
Industrial Asphalt, LLC	Texas
Kilgore Companies, LLC	Delaware
Kilgore Partners, L.P.	Utah
LeGrand Johnson Construction Co.	Utah
Lewis & Lewis, Inc.	Wyoming
Mainland Sand & Gravel ULC	British Columbia
N.R. Hamm Contractor, LLC	Kansas
N.R. Hamm Quarry, LLC	Kansas
Pelican Asphalt Company, LLC	Texas
Penny’s Concrete and Ready Mix, L.L.C.	Kansas
R.D. Johnson Excavating Company, LLC	Kansas
RK Hall, LLC	Delaware
SCS Materials, LLC	Texas
Sierra Ready Mix Limited Liability Company	Nevada
Summit Materials Corporations I, Inc.	Delaware
Summit Materials Finance Corp.	Delaware
Summit Materials Holdings, LLC(1)	Delaware
Summit Finance Group, LLC	Delaware
Summit Materials Holdings L.P.(1)	Delaware
Summit Materials Intermediate Holdings, LLC(1)	Delaware
Summit Materials International, LLC	Delaware
Summit Materials, LLC(1)	Delaware
Troy Vines, Inc.	Texas

(1)Subsidiary of Summit Materials, Inc. but not of Summit Materials, LLC.